Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 19, 2026, except for the effects of the reverse share split described in Note 10 to the financial statements, as to which the date is March 6, 2026, with respect to the financial statements of Grayscale Avalanche Trust (AVAX), included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
March 6, 2026